Exhibit 99.1

P R E S S	R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:

Kenneth R. Posner Chief Financial Officer Rewards Network Inc. (312) 521-6790 Allan Jordan/Margot Olcay The Global Consulting Group (646) 284-9400

REWARDS NETWORK INC. ANNOUNCES EARNINGS FOR

THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2003

Chicago, IL January 29, 2004—Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, today released its financial results for the fourth quarter and year ended December 31, 2003.

For the three-month period ended December 31, 2003, total operating revenue amounted to $25.9 million, an increase of 13.1% compared with $22.9 million in the same period last year. Sales for the quarter amounted to $89.2 million, representing an increase of 4.3% over the corresponding prior year sales of $85.5 million. The Company closed the quarter with 3.4 million active members and approximately 17,800 total participating merchants.

In the current three-month period, the Company recorded income before income taxes of $6.9 million versus $5.5 million in the same period last year. Net income for the three months ended December 31, 2003 was $3.9 million (or 15 cents per share based on fully diluted average outstanding common shares of 26.4 million). Net income for the three-month period ended December 31, 2002 was $4.7 million (or 20 cents per share based on fully diluted average outstanding common shares of 23.8 million). The 2003 fourth quarter earnings reflect the Company’s current fully taxable status whereas the fourth quarter of 2002 includes a significantly lower effective tax rate due to utilization of net operating loss carry forwards. Assuming a fully taxable position and statutory tax rates, net income for the fourth quarter of 2002 would have been $3.4 million (or 14 cents per share).

For the year ended December 31, 2003, total operating revenue amounted to $97.8 million, an increase of 21.9% compared with $80.2 million in the prior year. Sales for the year amounted to a record $349.0 million, representing an increase of 20.7% over the prior year sales of $289.1 million.

For the year ended December 31, 2003, the Company recorded net income of $15.7 million (or 62 cents per share based on fully diluted average outstanding common shares of 25.5 million). Net income for the year ended December 31, 2002 was $19.2 million (or 82 cents per share on fully diluted average outstanding common shares of 23.5 million). The 2002 operating results include the reversal of a deferred tax valuation reserve allowance and utilization of net operating loss carry forwards. Assuming a fully taxable position and statutory tax rates, net income for the 2002 year would have been $11.1 million (or 47 cents per share).

“We are pleased to report fourth quarter growth in sales and operating revenue consistent with the full year guidance provided at the end of the third quarter. This was accomplished without any net increase in total restaurant merchant count in the fourth quarter. Our plans include a continuing commitment to expand our sales force and significantly increase the restaurant merchant base in 2004 and beyond” said George S. Wiedemann, President and Chief Executive Officer of Rewards Network. “In the fourth quarter we significantly expanded our hotel product offering and now have a large, diverse product selection for our members to choose from. Although contribution from the hotel product offering remains small relative to our core dining business, we are optimistic about its growing acceptance by our members” continued Mr. Wiedemann. “Full year diluted earnings per share of 62 cents represents more than a 30% increase over 2002, after adjusting 2002 for income taxes at statutory rates. We are very satisfied with our results for the year.”

“Looking ahead to 2004, Rewards Network is targeting growth in total operating revenue of 13% to 18% and growth in net income of 10% to 15%. We are aggressively working to grow our merchant base through the expansion of our sales force and we will be launching new member marketing initiatives for our hotel program. We expect the results of these efforts will contribute to increased growth as 2004 progresses. Our 2004 guidance also includes investments for the geographic expansion of the dining product and the development, launch and expansion of current and new product offerings” concluded Mr. Wiedemann.

Rewards Network, headquartered in Chicago, Illinois, provides loyalty and rewards programs for restaurants and hotels via its registered credit card platform. Incentives are offered through the Rewards Network branded program, airline frequent flyer dining programs, club memberships and other affinity organizations. Rewards Network has 3.4 million active members, 10,836 restaurants and 6,937 hotels participating in its rewards programs. Rewards Network’s common stock trades on the American Stock Exchange under the symbol IRN and is listed in newspapers as REWARDS. Additional details about Rewards Network can be found at www.rewardsnetwork.com or calling Rewards Network at 1-877-491-3463.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Sales:
RTR	$81,283	$79,507	$320,139	$271,826
Non RTR	7,949	5,975	28,887	17,269

Total sales	$89,232	$85,482	$349,026	$289,095
Cost of sales	45,748	45,969	184,031	156,038
Member rewards and savings	18,569	17,747	71,873	57,956

Net revenue	24,915	21,766	93,122	75,101
Net revenue percentage	27.9%	25.5%	26.7%	26.0%
Membership and renewal income	1,000	1,131	4,552	4,962
Other operating revenue	8	42	132	178

Total operating revenues	25,923	22,939	97,806	80,241
Operating expenses:
Salaries and benefits	5,947	4,935	21,246	18,353
Sales commission and expenses	4,001	3,697	15,849	11,363
Member & merchant marketing	1,829	2,139	7,193	7,074
Printing and postage	1,366	1,777	6,136	6,142
General and administrative	4,887	4,461	18,831	17,409

Total operating expenses	18,030	17,009	69,255	60,341
Operating income	7,893	5,930	28,551	19,900
Other (income) expenses, net	1,027	433	2,371	1,993

Income before income taxes	6,866	5,497	26,180	17,907
Income tax expense (benefit)	2,945	825	10,470	(1,328)

Net income	3,921	4,672	15,710	19,235

Net income per share
Basic EPS	0.15	0.22	0.68	1.01
Diluted EPS	0.15	0.20	0.62	0.82
Weighted average number of common and common equivalent shares outstanding
Basic	24,431	20,219	22,920	20,680
Diluted	26,381	23,838	25,478	23,494
Net income, as reported	3,921	4,672	15,710	19,235
Less:
Deferred tax valuation allowance	—	—	—	(3,676)
Additional tax if statutory rate used	—	(1,264)	—	(4,457)

Net income, assuming fully taxable at statutory rate *	3,921	3,408	15,710	11,102

Diluted EPS, as reported	0.15	0.20	0.62	0.82
Less:
Deferred tax valuation allowance	—	—	—	(0.16)
Additional tax if statutory rate used	—	(0.06)	—	(0.19)

Diluted EPS, assuming fully taxable at statutory rate *	0.15	0.14	0.62	0.47

*	Net income and diluted EPS for the 2002 periods is calculated assuming a 38% statutory tax rate to demonstrate the impact on earnings had the company been subject to the then current statutory federal and state income tax rates.

RTR—Rights to Receive

Non–RTR—Represents sales where there was no cash advanced to the merchants.

Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except merchant and average ticket data)

(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Cash & cash equivalents			9,709	8,266
Short-term investments			10,291	1,183
Rights to Receive, net			119,233	111,962
Investments			8,395	82
Total assets			184,867	152,143
Outstanding debt			70,000	60,000
Stockholder equity			73,647	52,401

Net cash provided by (used in):
Operations	5,834	259	11,876	(5,383)
Investing	(16,425)	(673)	(22,931)	(5,303)
Financing	7,593	5,158	12,499	4,995

Other information:

Accounts active last 12-months			3,417	2,472

Merchants in program, end of period:
Restaurants			10,836	9,681
Hotels			6,937	—

Total Restaurants and Hotels			17,773	9,681

Dining:
Number of transactions during period	2,750	2,349	10,466	7,885
Average ticket in dollars	$50.46	$53.47	$50.51	$52.46
Gross qualified member spend	$138,761	$125,593	$528,640	$413,605
Sales yield	64.3%	68.1%	66.0%	69.9%

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